**For Immediate Release**

FIRST SAVINGS FINANCIAL GROUP, INC. COMPLETES

ACQUISITION OF BRANCH OFFICES FROM

FIRST FEDERAL SAVINGS BANK OF ELIZABETHTOWN

Clarksville, IN – July 9, 2012. First Savings Financial Group, Inc. (Nasdaq: FSFG) announced today that its wholly-owned subsidiary, First Savings Bank, F.S.B. (“First Savings”), completed its previously announced acquisition of the Indiana branch offices of Elizabethtown, Kentucky-based First Federal Savings Bank of Elizabethtown, Inc. (“First Federal”) effective after the close of business on July 6, 2012. The offices are located in Corydon, Elizabeth, Georgetown and Lanesville, Indiana.

First Savings successfully completed the systems conversion of the acquired branch offices to its data processing systems over this past weekend. In addition, First Savings consolidated the operations of the acquired Corydon office with its existing Corydon office and the operations of the acquired Georgetown office with its existing Georgetown office because of their close proximities.

Larry W. Myers, First Savings’ President and Chief Executive Officer, said, “We are very pleased with the positive response that we have received throughout the last few months within the community and from our new and existing clients. We are also very proud of our staff, including the newly added staff as a result of this acquisition, for their diligence and professionalism in making this a very successful initial integration. The addition of these offices to the First Savings network has increased our market share in Harrison County to approximately 31% and substantially enhanced our presence in Floyd County. As we have previously stated, this transaction demonstrates our commitment to serving the southern Indiana market and is in-line with our vision to be The Best Bank in Southern Indiana. We anticipate that this transaction will be accretive to earnings in the first year, excluding one-time transaction related expenses, improve efficiencies and enhance near and long-term shareholder value.”

First Savings assumed approximately $115.7 million in non-brokered deposits, consisting of approximately 40.3% in transaction and savings accounts and the balance consisting of retail time deposits. First Savings also purchased approximately $30.4 million in performing loans, consisting of approximately 82.2% in one- to- four family mortgage loans and the balance consisting primarily of consumer, commercial business and commercial real estate loans.

First Savings Bank, F.S.B. has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.fsbbank.net.

This news release contains certain forward-looking statements about the acquisition of the branch offices. These statements include statements regarding the anticipated financial effects of the transaction. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the transaction, difficulties in integrating the acquired offices, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which First Saving is engaged, changes in the securities markets and other risks and other risks and uncertainties disclosed from time to time in documents that First Savings Financial Group, Inc. files with the U.S. Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers should place undue reliance on them, whether included in this news release or made elsewhere from time to time. Except as may be required by applicable law or regulation, First Savings Financial Group, Inc. assumes no obligation to update any forward-looking statements.

Contact:

Larry W. Myers

President and Chief Executive Officer

(812) 283-0724

or

Tony A. Schoen

Chief Financial Officer

(812) 283-0724